Exhibit 99.1

Digi International Reports Fourth Fiscal Quarter and Full Fiscal 2023 Results
Record Annual Revenue of $445M, End of Quarter ARR of $106M
Full Year EPS of $0.67, Adjusted EPS of $1.99
(Minneapolis, MN, November 9, 2023) - Digi International® Inc. (Nasdaq: DGII), a leading global provider of business and mission critical Internet of Things ("IoT") products, services and solutions, today announced its financial results for its fourth fiscal quarter ended September 30, 2023.

Fourth Fiscal Quarter 2023 Results Compared to Fourth Fiscal Quarter 2022 Results

•Revenue was $112 million, an increase of 6%.

•Gross profit margin was 57.1%, an increase of 130 basis points.

•Net income per diluted share was $0.17, a decrease of 45%.

•Adjusted net income per diluted share was $0.52, an increase of 16%.

•Adjusted EBITDA was $25 million, an increase of 14%.

•Annualized Recurring Revenue (ARR) was $106 million at quarter end, an increase of 12%.

Full Year Fiscal 2023 Results Compared to Full Year Fiscal 2022 Results

•Revenue was $445 million, an increase of 15%.

•Gross profit margin was 56.7%, an increase of 100 basis points.

•Net income per diluted share was $0.67, an increase of 24%.

•Adjusted net income per diluted share was $1.99, an increase of 20%.

•Adjusted EBITDA was $97 million, an increase of 22%.

Reconciliations of GAAP and non-GAAP financial measures appear at the end of this release.

“Digi overcame many challenges throughout fiscal 2023. Our team remained resilient and focused on strong execution delivering record performance,” said Ron Konezny, President and Chief Executive Officer. “We set new fiscal year records in ARR, revenue, adjusted EBITDA and adjusted EPS. The Industrial Internet of Things market is a megatrend, large and growing. We are confident as ever in the long-term potential and opportunity in front of Digi. With our three 100 goals secured, we are poised to double ARR and A-EBITDA ($200 million) within the next five years.”

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
Additional Financial Highlights

•We made $36 million in debt payments in fiscal 2023, reducing outstanding debt to $214 million at year end and debt net of cash to $182 million.

•We had $25.2 million of interest expense in fiscal 2023, compared to $19.7 million a year ago. The increase was driven by an increase in our effective interest rate, partially offset by decreased debt outstanding.

•Cash flow from operations was $37 million in fiscal 2023, compared to $38 million a year ago. The change was driven by various, largely offsetting activities including a decrease in accounts payable and increases in inventory receipts.

•Net inventory ended the year at $74 million, compared to $73 million a year ago and $84 million three months ago, following efforts to manage inventory levels including a write-off of specific inventory in the fourth quarter.
Segment Results
IoT Product & Services
The segment's fourth fiscal quarter 2023 revenues of $88 million increased 9% from the same period in the prior fiscal year. This increase was attributable to growth in our OEM & Infrastructure Management product lines. ARR as of the end of the fourth fiscal quarter was $22 million, an increase of 47% from the end of fiscal 2022. This increase primarily was due to growth in the subscription base for Console Server services. Gross profit margin increased 30 basis points to 54.0% of revenues for the fourth fiscal quarter of 2023, due to ARR growth. Operating income was $13 million, a decrease of 23%, primarily due to a gain on contingent consideration in the fourth fiscal quarter of 2022, that did not repeat in 2023.

Full fiscal 2023 revenues of $346 million increased 16% from fiscal 2022. This increase was attributable to growth in our OEM & Infrastructure Management product lines. Gross profit margin increased 60 basis points to 54.4% of revenues, due to ARR. Operating income was $51 million, an increase of 23%.
IoT Solutions
The segment's fourth fiscal quarter 2023 revenues of $24 million decreased 4% from the same period in the prior fiscal year. This decrease was a result of decreased sales of Ventus offerings due to reductions in one-time services from the same period in the prior year. ARR as of the end of the fourth fiscal quarter was $84 million, an increase of 5% from the end of fiscal 2022. Higher ARR drove a 540 basis points gross margin increase to 68.1% in the fourth fiscal quarter of 2023. Operating income was $0.1 million, compared to a loss of $0.6 million a year ago.

Full fiscal 2023 revenues of $99 million increased 9% from fiscal 2022. This increase was a result of increased sales of both SmartSense and Ventus offerings. Gross profit margin increased 280 basis points to 64.8%, due to higher ARR in fiscal 2023. Operating loss was $1.1 million, compared to a loss of $3.3 million a year ago.
Capital Allocation Strategy
We will continue to deleverage the company while managing inventory appropriately as our supply chain continues to normalize. Our inventory position remains elevated, but we believe this investment will deliver working capital benefits for Digi in future quarters.
Acquisitions remain a top capital priority for Digi. We will be disciplined in our approach and act when we believe an opportunity is appropriate to execute in the context of prevailing market conditions. We evolve and monitor our acquisition pipeline, and we intend to focus more on scale and ARR.

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
First Fiscal Quarter and Fiscal 2024 Guidance
With our three 100 goals secured, Digi has set new long term strategic goals. Resilient execution in a large and growing Industrial Internet of Things market provides confidence we will double ARR and Adjusted EBITDA to $200 million within the next five years on an organic basis. Potential acquisitions are also focused on these metrics, which could help Digi reach these milestones even earlier.
We expect global macroeconomic headwinds to persist. In addition, some strategic customers supported by our console server team will need more time than expected to deploy previously shipped solutions. The demand for Digi offerings remains strong, however the time to close deals has extended compared to historical measures. Our outlook for fiscal 2024 projects our ARR and Adjusted EBITDA to grow 5% and our revenue projects to be flat year over year.
For the first fiscal quarter, revenues are estimated to be $103 million to $108 million. Adjusted EBITDA is estimated to be between $21.0 million and $22.9 million. Adjusted net income per share is anticipated to be between $0.41 and $0.45 per diluted share, assuming a weighted average diluted share count of 37.5 million shares.
We provide guidance or longer-term targets for Adjusted net income per share as well as Adjusted EBITDA targets on a non-GAAP basis. We do not reconcile these items to their most similar U.S. GAAP measure as it is difficult to predict without unreasonable efforts numerous items that include, but are not limited to, the impact of foreign exchange translation, restructuring, interest and certain tax related events. Given the uncertainty, any of these items could have a significant impact on U.S. GAAP results.
Fourth Fiscal Quarter 2023 Conference Call Details
As announced on October 9, 2023, Digi will discuss its fourth fiscal quarter results on a conference call on Thursday, November 9, 2023 at 10:00 a.m. ET (9:00 a.m. CT). The call will be hosted by Ron Konezny, President and Chief Executive Officer and Jamie Loch, Chief Financial Officer.
Participants may register for the conference call at: https://register.vevent.com/register/BI04dc71db92454eb4a1d7ff2f9a9dc7f1. Once registration is completed, participants will be provided a dial-in number and passcode to access the call. All participants are asked to dial-in 15 minutes prior to the start time.
Participants may access a live webcast of the conference call through the investor relations section of Digi’s website, https://digi.gcs-web.com/ or the hosting website at: https://edge.media-server.com/mmc/p/rttrra32/.
A replay will be available within approximately two hours after the completion of the call for approximately one year. You may access the replay via webcast through the investor relations section of Digi’s website.
A copy of this earnings release can be accessed through the financial releases page of the investor relations section of Digi's website at www.digi.com.
For more news and information on us, please visit www.digi.com/aboutus/investorrelations.
About Digi International
Digi International (Nasdaq: DGII) is a leading global provider of IoT connectivity products, services and solutions. We help our customers create next-generation connected products and deploy and manage critical communications infrastructures in demanding environments with high levels of security and reliability. Founded in 1985, we’ve helped our customers connect over 100 million things and growing. For more information, visit Digi's website at www.digi.com.
Forward-Looking Statements
This press release contains forward-looking statements that are based on management’s current expectations and assumptions. These statements often can be identified by the use of forward-looking terminology such as "assume," "believe," "anticipate," "intend," "estimate," "target," "may," "will," "expect," "poised," "potential," "project," "should," or "continue," or the negative thereof or other variations thereof or similar terminology. Among other items, these statements relate to expectations of the business environment in which Digi operates, projections of future performance, perceived marketplace opportunities and statements regarding our mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions. Among others, these include risks related to ongoing and varying inflationary and deflationary pressures around the world and the monetary policies of governments globally as well as present concerns about a potential recession and the ability of companies like us to operate a global business in such conditions as well as negative effects on product demand and the financial solvency of customers and suppliers in such conditions, risks related to ongoing supply chain challenges that continue to impact businesses globally,

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
risks arising from the present wars in Ukraine and the Middle East, the highly competitive market in which our company operates, rapid changes in technologies that may displace products sold by us, declining prices of networking products, our reliance on distributors and other third parties to sell our products, the potential for significant purchase orders to be canceled or changed, delays in product development efforts, uncertainty in user acceptance of our products, the ability to integrate our products and services with those of other parties in a commercially accepted manner, potential liabilities that can arise if any of our products have design or manufacturing defects, our ability to integrate and realize the expected benefits of acquisitions, our ability to defend or settle satisfactorily any litigation, the impact of natural disasters and other events beyond our control that could negatively impact our supply chain and customers, potential unintended consequences associated with restructuring, reorganizations or other similar business initiatives that may impact our ability to retain important employees or otherwise impact our operations in unintended and adverse ways, and changes in our level of revenue or profitability which can fluctuate for many reasons beyond our control. These and other risks, uncertainties and assumptions identified from time to time in our filings with the United States Securities and Exchange Commission, including without limitation, our Annual Report on Form 10-K for the year ended September 30, 2022 and subsequent reports on Form 10-Q, could cause our actual results to differ materially from those expressed in any forward-looking statements made by us or on our behalf. Many of such factors are beyond our ability to control or predict. These forward-looking statements speak only as of the date for which they are made. We disclaim any intent or obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Presentation of Non-GAAP Financial Measures
This release includes adjusted net income, adjusted net income per diluted share and Adjusted EBITDA, each of which is a non-GAAP measure.
We understand that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures, such as net income, for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by Digi. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies or presented by us in prior reports. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. We believe that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. We believe these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Additionally, Adjusted EBITDA does not reflect our cash expenditures, the cash requirements for the replacement of depreciated and amortized assets, or changes in or cash requirements for our working capital needs.
We believe that providing historical and adjusted net income and adjusted net income per diluted share, respectively, exclusive of such items as reversals of tax reserves, discrete tax benefits, restructuring charges and reversals, intangible amortization, stock-based compensation, other non-operating income/expense, changes in fair value of contingent consideration, acquisition-related expenses and interest expense related to acquisitions permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of our comparative operating performance. In addition, certain of our stockholders have expressed an interest in seeing financial performance measures exclusive of the impact of these matters, which while important, are not central to the core operations of our business. Management believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, acquisition-related expenses, restructuring charges and reversals, and changes in fair value of contingent consideration is useful to investors to evaluate our core operating results and financial performance because it excludes items that are significant non-cash or non-recurring items reflected in the Condensed Consolidated Statements of Operations. We believe that the presentation of Adjusted EBITDA as a percentage of revenue is useful because it provides a reliable and consistent approach to measuring our performance from year to year and in assessing our performance against that of other companies. We believe this information helps compare operating results and corporate performance exclusive of the impact of our capital structure and the method by which assets were acquired.

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results

Investor Contact:

Rob Bennett
Investor Relations
Digi International
952-912-3524
Email: rob.bennett@digi.com

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended September 30,		Year ended September 30,
	2023	2022	2023	2022
Revenue	$112,163	$105,738	$444,849	$388,225
Cost of sales	48,172	46,743	192,646	171,939
Gross profit	63,991	58,995	252,203	216,286
Operating expenses:
Sales and marketing	21,260	19,041	81,681	70,366
Research and development	14,454	13,899	58,648	55,098
General and administrative	14,796	15,372	61,779	58,802
Change in fair value of contingent consideration	—	(6,200)	—	(6,200)
Operating expenses	50,510	42,112	202,108	178,066
Operating income	13,481	16,883	50,095	38,220
Other expense, net	(6,289)	(4,876)	(25,177)	(19,592)
Income before income taxes	7,192	12,007	24,918	18,628
Income tax (benefit) provision	827	784	148	(755)
Net income	$6,365	$11,223	$24,770	$19,383

Net income per common share:
Basic	$0.18	$0.32	$0.69	$0.55
Diluted	$0.17	$0.31	$0.67	$0.54
Weighted average common shares:
Basic	36,000	35,378	35,820	35,031
Diluted	36,931	36,455	36,869	35,995

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30, 2023	September 30, 2022
ASSETS
Current assets:
Cash and cash equivalents	$31,693	$34,900
Accounts receivable, net	55,997	50,450
Inventories	74,396	73,223
Deferred tax assets	—	3,764
Other current assets	4,112	3,871
Total current assets	166,198	166,208
Non-current assets	669,333	687,687
Total assets	$835,531	$853,895
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$15,523	$15,523
Accounts payable	17,148	32,373
Other current liabilities	53,307	48,611
Total current liabilities	85,978	96,507
Long-term debt	188,051	222,448
Other non-current liabilities	21,014	33,427
Non-current liabilities	209,065	255,875
Total liabilities	295,043	352,382
Total stockholders’ equity	540,488	501,513
Total liabilities and stockholders’ equity	$835,531	$853,895

Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year ended September 30,
	2023	2022
Net cash provided by operating activities	$36,751	$37,740
Net cash used in investing activities	(4,345)	(349,528)
Net cash (used in) provided by financing activities	(34,500)	192,782
Effect of exchange rate changes on cash and cash equivalents	(1,113)	1,474
Net decrease in cash and cash equivalents	(3,207)	(117,532)
Cash and cash equivalents, beginning of period	34,900	152,432
Cash and cash equivalents, end of period	$31,693	$34,900

Digi International Reports Fourth Fiscal Quarter and Full Year 2023 Results
Non-GAAP Financial Measures
TABLE 1
Reconciliation of Net Income to Adjusted EBITDA
(In thousands)

	Three months ended September 30,				Year ended September 30,
	2023		2022		2023		2022
		% of total revenue		% of total revenue		% of total revenue		% of total revenue
Total revenue	$112,163	100.0%	$105,738	100.0%	$444,849	100.0%	$388,225	100.0%

Net income	$6,365		$11,223		$24,770		$19,383
Interest expense, net	6,269		5,033		25,236		19,690
Income tax expense (benefit)	827		784		148		(755)
Depreciation and amortization	8,016		8,446		31,979		33,839
Stock-based compensation expense	3,434		2,176		13,286		8,578
Changes in fair value of contingent consideration	—		(6,200)		—		(6,200)
Restructuring charge	—		61		141		275
Acquisition expense	30		349		940		4,605
Adjusted EBITDA	$24,941	22.2%	$21,872	20.7%	$96,500	21.7%	$79,415	20.5%
TABLE 2
Reconciliation of Net Income and Net Income per Diluted Share to
Adjusted Net Income and Adjusted Net Income per Diluted Share
(In thousands, except per share amounts)

	Three months ended September 30,				Year ended September 30,
	2023		2022		2023		2022
Net income and net income per diluted share	$6,365	$0.17	$11,223	$0.31	$24,770	$0.67	$19,383	$0.54
Amortization	6,260	0.17	6,795	0.19	25,226	0.68	27,195	0.76
Stock-based compensation expense	3,434	0.09	2,176	0.06	13,286	0.36	8,578	0.24
Other non-operating income	20	—	(157)	—	(59)	—	(98)	—
Acquisition expense	30	—	349	0.01	940	0.03	4,605	0.13
Changes in fair value of contingent consideration	—	—	(6,200)	(0.17)	—	—	(6,200)	(0.17)
Restructuring charge	—	—	61	—	141	—	275	0.01
Interest expense, net	6,269	0.17	5,033	0.13	25,236	0.68	19,690	0.54
Tax effect from the above adjustments (1)	(2,968)	(0.07)	(1,638)	(0.05)	(18,488)	(0.50)	(9,901)	(0.28)
Discrete tax expenses (benefits) (2)	(384)	(0.01)	(1,187)	(0.03)	2,490	0.07	(3,933)	(0.11)
Adjusted net income and adjusted net income per diluted share (3)	$19,026	$0.52	$16,455	$0.45	$73,542	$1.99	$59,594	$1.66
Diluted weighted average common shares		36,931		36,455		36,869		35,995
(1)The tax effect from the above adjustments assumes an estimated effective tax rate of 18.0% for fiscal 2023 and 2022 based on adjusted net income.
(2)For the three and twelve months ended September 30, 2023 and 2022 discrete tax expenses (benefits) primarily are a result of changes in excess tax benefits recognized on stock compensation.
(3)Adjusted net income per diluted share may not add due to the use of rounded numbers.